Exhibit 10.1

AMENDMENT NO. 4 TO THE

2011 STOCK INCENTIVE PLAN FOR DIRECTORS,

OFFICERS AND EMPLOYEES

This amendment shall be effective upon the approval of both the Board of Directors and Shareholders of Eagle Bancorp, Montana, Inc.

The Eagle Bancorp Montana, Inc. 2011 Stock Incentive Plan for Directors, Officers and Employees, as amended, is amended as follows:

1.    The first two sentences of Section 4, Stock Subject to the Plan, are amended to read as follows:

4. Stock Subject to the Plan. Subject to Section 8, the maximum aggregate number of shares of Restricted Stock which may be issued under the Plan on or after the Extended Effective Date is 393,571. The maximum aggregate number of shares of Stock which may be issued pursuant to or subject to Options granted under the Plan (either Incentive or Nonstatutory Options) on or after the Extended Effective Date is 246,427.

Approved by the Board of Directors on February 24, 2022

Approved by the Shareholders on April 21, 2022